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                                                                                                                         Exhibit 11

                                      DIAGNOSTIC/RETRIEVAL SYSTEMS, INC. AND SUBSIDIARIES
                                                D.B.A. DRS TECHNOLOGIES, INC.

                                              Computation of Earnings per Share


                                                   Year Ended March 31,         Year Ended March 31,        Year Ended March 31,
                                                --------------------------   ---------------------------- -------------------------
                                                            1997                         1996                       1995
                                                --------------------------   ---------------------------- --------------------------
                                                  Primary    Fully Diluted       Primary    Fully Diluted    Primary   Fully Diluted
                                                ----------   -------------   -------------- ------------- -----------  -------------
Shares:
  Weighted average number of shares of common
    stock outstanding                             5,524,803    5,524,803      5,470,028      5,470,028       5,108,296     5,108,296

  Effect of dilutive common stock options           227,804      248,817        177,475        186,486         123,038       131,613

  Effect of 8-1/2% convertible subordinated
    debenbentures(1)                                  --         332,800          --             --             --             --

  Effect of 9% senior subordinated convertible
    debentures                                        --       2,824,859          --         1,373,839         --             --
                                                 ----------   ----------     ----------     ----------      ----------    ----------
      Adjusted shares                             5,752,607    8,931,279      5,647,503      7,030,353       5,231,334     5,239,909
                                                 ==========   ==========     ==========     ==========      ==========    ==========
Net Earnings:
  Net earnings for the year                      $5,663,000   $5,663,000     $4,103,000     $4,103,000      $2,604,000    $2,604,000

  Effect of assumed conversion of 8-1/2%
    convertible subordinated debentures (1)          --          259,000         --             --             --             --

  Effect of assumed conversion of 9%
    senior subordinated convertible debentures       --        1,536,000         --            748,000         --             --
                                                 ----------   ----------     ----------     ----------      ----------    ----------
      Adjusted net earnings                      $5,663,000   $7,458,000     $4,103,000     $4,851,000      $2,604,000    $2,604,000
                                                 ==========   ==========     ==========     ==========      ==========    ==========
  Earnings per share (adjusted net earnings
    divided by adjusted shares)                  $     0.98   $     0.84     $     0.73     $     0.69      $     0.50    $     0.50
                                                 ==========   ==========     ==========     ==========      ==========    ==========
-----------------

(1) The 8-1/2% convertible subordinated debentures are excluded from the calculation of fully diluted earnings per share for fiscal years 1996 and 1995, as they would have an antidilutive effect on earnings per share.

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